Exhibit 99.1

China Jo-Jo Drugstores, Inc. Announces Closing of Public Offering of Common Stock

HANGZHOU, China--(BUSINESS WIRE)--April 28, 2010--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJDD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in the People’s Republic of China (the “PRC”), today announced that it closed its previously announced public offering of 3.5 million shares of common stock. Gross proceeds to the Company from the offering, prior to deducting underwriting discounts, commissions and offering expenses, were approximately $17.5 million.

“We are very pleased to complete this offering and list on The NASDAQ Capital Market,” stated Dr. Lei Liu, Chairman and Chief Executive Officer of the Company. “We are planning to use the proceeds to implement our expansion throughout the Zhejiang Province.”

Madison Williams and Company, LLC and Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM), acted as joint book-running managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company's securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Jo-Jo Drugstores, Inc.

Jo-Jo Drugstores, through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 25 stores throughout Hangzhou, the provincial capital of the Zhejiang Province.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com